CORPORATE HIGH YIELD FUND III, INC.

FILE #811-8497

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
7/16/04	Freescale Semiconductor	400,000,000	1,925,000

Goldman Sachs

Citigroup

JP Morgan

Banc of America

Credit Suisse

Deutsche Bank

ABN AMRO

BNP Paribas

Calyon Securities

Dresdner Kleinwort Wasserstein

Harris Nesbitt Corp

Mizuho International

UBS Securities

7/20/04	Jean Coutu Group 8.5% 8/1/14	1,200,000,000	1,250,000	Deutsche Bank NBF Securities
7/23/04	Gazprom 7.2% 2/1/20	1,250,000,000	1,100,000	Morgan Stanley ABN AMRO
8/13/04	Rainbow National Services 10.38% 9/1/24	500,000,000	2,850,000	Bank of America Bear Stearns Credit Suisse JP Morgan Citigroup Wachovia Calyon Securities TD Securities
9/17/04	Vangaurd Health Holdings 9% 10/1/14	575,000,000	1,000,000	Citigroup Banc of America Bear Stearns JP Morgan ABN AMRO Wachovia
10/22/04	Advanced Micro Devices 7.75% 11/1/12	600,000,000	3,600,000	Citigroup Credit Suisse First Boston Morgan Stanley
10/29/04	Advertising Directory Solutions	170,000,000	250,000	JP Morgan Banc of America Deutsche Bank